Dobson CC Limited Partnership and Bank of America Announce Agreement In
                            Principle Concerning Loan


OKLAHOMA CITY, March 31, 2003 -- Dobson Communications Corporation (Nasdaq:DCEL) announced today that its majority shareholder, Dobson CC Limited Partnership (DCCLP), has advised the Company that DCCLP and Bank of America, N.A. have reached an agreement in principle for the amendment and restructuring of DCCLP's loan, which had a maturity date of March 31, 2003. Under the agreement in principle, DCCLP would maintain controlling interest in Dobson Communications, and any change of control risk (under the credit agreements, indentures and preferred stock provisions to which Dobson Communications and its subsidiaries are parties) arising from the restructured loan would be permanently eliminated.

The agreement in principle is not binding to either party and is subject to the completion of a definitive agreement. To allow time for the completion of a definitive legal agreement, Bank of America and DCCLP have extended the maturity date of the DCCLP loan to April 21, 2003. Dobson Communications can provide no assurance that DCCLP and Bank of America will complete the transactions provided for in the agreement in principle.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, Dobson serves markets in 17 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.


CONTACT:  Dobson Communications, Oklahoma City
          J. Warren Henry (405) 529-8820